As filed with the Securities and Exchange Commission on September 20, 2018
Registration No. 333-217203
Registration No. 333-217203-01

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-3ASR
REGISTRATION STATEMENT No. 333-217203
REGISTRATION STATEMENT No. 333-217203-01
UNDER
THE SECURITIES ACT OF 1933

EDUCATION REALTY TRUST, INC.
(Greystar Student Housing Growth and Income Trust as successor by merger to Education Realty Trust, Inc.)

Greystar Student Housing Growth and Income OP, LP
 (f/k/a Education Realty Operating Partnership, LP)
 (Exact name of registrant as specified in its charter)

Maryland (Education Realty Trust, Inc.)	20-1352180
Delaware (Greystar Student Housing Growth and Income OP, LP)	20-1352332
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Greystar Student Housing Growth and Income GP, LLC
18 Broad Street, Third Floor
Charleston, South Carolina 29401
 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

A. Joshua Carper
18 Broad Street, Third Floor
Charleston, South Carolina 29401
(843) 579-9400
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Education Realty Trust, Inc.:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

Education Realty Operating Partnership, LP:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-217203) of Education Realty Trust, Inc., a Maryland corporation (the “Company”), and the Registration Statement on Form S-3 (Registration No. 333-217203-01) of Education Realty Operating Partnership, LP, a Delaware limited partnership (“Company OP” and together with the Company, the “Registrants”).

On September 20, 2018, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 25, 2018, by and among the Company, Company OP, University Towers Operating Partnership, LP, a Delaware limited partnership, Education Realty OP GP, Inc., a Delaware corporation and a wholly-owned subsidiary of Company (“OP GP”), University Towers OP GP, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Company OP, GSHGIF LTP, LP (now known as Greystar Student Housing Growth and Income LTP, LOP), a Delaware limited partnership (“Parent”), GSHGIF REIT, a Maryland real estate investment trust and a wholly-owned subsidiary of Parent (“REIT Merger Sub”), GSHGIF Acquisition LP, a Delaware limited partnership, a direct subsidiary of REIT Merger Sub and an indirect wholly-owned subsidiary of Parent (“OP Merger Sub”), and GSHGIF DownREIT LP, a Delaware limited partnership, a direct subsidiary of OP Merger Sub and an indirect subsidiary of REIT Merger Sub and Parent, the Company was merged with and into REIT Merger Sub, and the other transactions contemplated by the Merger Agreement were consummated. As of the closing of the mergers, Company OP shall be known as Greystar Student Housing Growth and Income OP, LP, OP GP shall be known as Greystar Student Housing Growth and Income OP GP, LLC and REIT Merger Sub shall be known as Greystar Student Housing Growth and Income Trust.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrants have terminated all offerings of their securities pursuant to the Registration Statements and the Registrants hereby remove from registration all securities registered pursuant to the Registration Statements that remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of South Carolina, on September 20, 2018.

GREYSTAR STUDENT HOUSING GROWTH AND INCOME TRUST (as successor by merger to Education Realty Trust, Inc.)

By:	/s/ A. Joshua Carper
Name: A. Joshua Carper
Title: Vice President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of South Carolina, on September 20, 2018.

GREYSTAR STUDENT HOUSING GROWTH AND INCOME OP, LP (f/k/a Education Realty Operating Partnership, LP)

By: Greystar Student Housing Growth and Income OP GP, LLC (f/k/a Education Realty OP GP, Inc.), its general partner

By:	/s/ A. Joshua Carper
Name: A. Joshua Carper
Title: Vice President

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.